Form N-CSR Item 13(c) Exhibit

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-269206 on Form N-2 of our report dated January 19, 2024, relating to the financial statements and financial highlights of Eaton Vance Municipal Income Trust (the “Trust”), appearing in this Annual Report on Form N-CSR of the Trust for the year ended November 30, 2023.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 25, 2024